The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the attached prospectus are not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(B)(5)
Registration No. 333-117772

Subject to Completion
Preliminary Prospectus dated August 2, 2006

Prospectus Supplement to Prospectus dated August 20, 2004.

$

FLOATING RATE NOTES DUE 2008

The notes will mature on     , 2008. BellSouth will pay interest on the notes on          ,          ,           and           of each year. The first such payment will be made on          , 2006. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note		Total

Initial public offering price		%	$
Underwriting discount		%	$
Proceeds, before expenses, to BellSouth		%	$

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from August   , 2006 and must be paid by the purchasers if the notes are delivered after August   , 2006.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on or about August   , 2006, including for the accounts of the Euroclear System or Clearstream Banking, société anonyme, Luxembourg.

Joint Bookrunners
Goldman, Sachs & Co.	JPMorgan

Prospectus Supplement dated August   , 2006.

In making your investment decision, you should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We and the underwriters have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement and the accompanying prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus supplement and the accompanying prospectus.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters or any of them, to subscribe to or purchase, any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Plan of Distribution.”

All references in this prospectus supplement and the accompanying prospectus to “United States dollars,” “U.S. Dollars,” “dollars,” “U.S. $,” or “$” are to the currency of the United States of America. As used in this prospectus supplement, the terms the “Company”, “BellSouth”, “we”, “us”, and “our” may, depending upon the context, refer to BellSouth Corporation, our consolidated subsidiaries, or to all of them taken as a whole.

Prospectus Supplement

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain forward-looking statements regarding events and financial trends that may affect our future operating results, financial position and cash flows. These statements are based on our assumptions and estimates and are subject to risks and uncertainties. For these statements, we claim the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.

There are possible developments that could cause our actual results to differ materially from those forecast or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of the document containing such statements. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

While the below list of cautionary statements is not exhaustive, some factors that could affect our future operating results, financial position or cash flows or could cause actual results to differ materially from those expressed in the forward-looking statements are:

•	the impact and the success of the wireless joint venture with AT&T Inc. (AT&T) known as Cingular Wireless, including marketing and product development efforts, technological changes and financial capacity;

•	Cingular Wireless’ failure to realize, in the amounts and within the timeframe contemplated, the capital and expense synergies and other financial benefits expected from its acquisition of AT&T Wireless as a result of technical, logistical, regulatory and other factors;

•	changes in laws or regulations, or in their interpretations, which could result in the loss, or reduction in value, of our licenses, concessions or markets, or in an increase in competition, compliance costs or capital expenditures;

•	continued pressures on the telecommunications industry from a financial, competitive and regulatory perspective;

•	the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings;

•	changes in the federal and state regulations governing the terms on which we offer wholesale services;

•	the impact on our business of consolidation in the wireline and wireless industries in which we operate;

•	the impact on our network and our business of adverse weather conditions;

•	the issuance by the Financial Accounting Standards Board or other accounting bodies of new accounting standards or changes to existing standards;

•	changes in available technology that increase the likelihood of our customers choosing alternate technology to our products (technology substitution);

•	higher than anticipated start-up costs or significant up-front investments associated with new business initiatives;

•	the outcome of pending litigation; and

•	unanticipated higher capital spending from, or delays in, the deployment of new technologies.

BELLSOUTH CORPORATION

BellSouth was formed in 1983 as a result of the breakup of the Bell System. In 2005, we had annual revenues of over $20 billion, net income of almost $3.3 billion and income from continuing operations of over $2.9 billion. Our core business is wireline communications and our largest customer segment is the retail consumer segment. BellSouth is the leading wireline communications service provider in the southeastern United States, serving substantial portions of the population within Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. We own a 40% interest in Cingular and share control with AT&T, which owns a 60% interest in Cingular. Through BellSouth AnswersSM, residential and small business customers can bundle their local and long distance service with dial up and high speed DSL Internet access, satellite television and Cingular Wireless service. For businesses, we provide secure, reliable local and long distance voice and data networking solutions. We also operate one of the largest directory and advertising businesses in the United States.

On March 4, 2006, we agreed to merge with a subsidiary of AT&T Inc. (AT&T) in a transaction in which each share of BellSouth common stock will be exchanged for 1.325 shares of AT&T common stock. The acquisition, which is subject to approval by regulatory authorities, and other customary closing conditions, is currently expected to close in the fall of 2006. However, it is possible that factors outside of our control could require us to complete the merger at a later time or not to complete it at all. The terms of certain of our agreements, including contracts, employee benefit arrangements and debt instruments, have provisions which could result in changes to the terms or settlement amounts of these agreements upon a change in control of BellSouth.

Upon completion of the merger, we will be a wholly owned subsidiary of AT&T. Although certain information regarding AT&T is incorporated herein by reference, you should not rely on any of that information since AT&T is not an obligor on the Notes and has no obligation to provide us with any credit support. In addition, we cannot assure you that AT&T will not make significant changes to our strategy, operations or organization following completion of the merger.

RATIO OF EARNINGS TO FIXED CHARGES

For the six months ended June 30, 2006, our ratio of earnings to fixed charges was 4.41x as compared to 4.53x for the six months ended June 30, 2005.

For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of:

•	Income from continuing operations before deduction for taxes and interest;

•	A portion of rental expense representative of the interest factor;

•	Equity in losses from less-than-50% owned investments; and

•	Excess of earnings over distributions of less-than-50% owned investments.

For the purpose of calculating the ratio of earnings to fixed charges, fixed charges consist of:

•	Interest; and

•	A portion of rental expense representative of the interest factor.

USE OF PROCEEDS

The net proceeds to BellSouth from the notes offering will be approximately $      million, before deducting expenses. These proceeds will be used to repay the $1 billion aggregate principal amount of 5% Notes due October 15, 2006. Pending such use, a portion of such funds may be invested in short-term securities.

DESCRIPTION OF NOTES

The notes will be issued under an indenture, dated as of August 15, 2001, between BellSouth Corporation and The Bank of New York, as trustee (the “Trustee”). The provisions of the indenture are more fully described under “Description of Securities” in the accompanying prospectus. Capitalized terms not otherwise defined in this section have the meanings given to them in the accompanying prospectus and the indenture.

The notes will be limited to $          aggregate principal amount and will bear interest at “LIBOR” plus  %. Interest will accrue from August   , 2006 and is payable quarterly in arrears on          ,          ,          and          of each year, beginning on          , 2006; provided that if any such date is not a business day, payment of interest accrued through the applicable interest payment date will be made on the following business day unless the next succeeding business day is in the next succeeding calendar month, in which case such interest payment date shall be the immediately preceding business day. The interest rate will be calculated quarterly two London banking days prior to each applicable Interest Reset Date (as defined below) and will be reset quarterly on each interest payment date (each of these dates is called an “Interest Reset Date”). Interest is payable from the date of issue of the notes or from the most recent date to which interest on such note has been paid or duly provided for, until the principal amount of the note is paid or duly made available for payment. We will pay interest to the holders of record at the close of business 15 calendar days before the interest payment date. The notes will mature on           , 2008.

“LIBOR” for each Interest Reset Date, other than for the initial interest rate, will be determined by the calculation agent as follows:

(i) LIBOR will be the offered rate for deposits in U.S. dollars for the three month period which appears on “Telerate Page 3750” at approximately 11:00 a.m., London time, two “London banking days” prior to the applicable Interest Reset Date.

(ii) If this rate does not appear on the Telerate Page 3750, the calculation agent will determine the rate on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market (selected by the calculation agent after consulting with us) at approximately 11:00 a.m., London time, two London banking days prior to the applicable Interest Reset Date to prime banks in the London interbank market for a period of three months commencing on that Interest Reset Date and in principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. In such case, the calculation agent will request the principal London office of each of the aforesaid major banks to provide a quotation of such rate. If at least two such quotations are provided, LIBOR for that Interest Reset Date will be the average of the quotations. If fewer than two quotations are provided as requested, LIBOR for that Interest Reset Date will be the average of the rates quoted by three major banks in New York, New York (selected by the calculation agent after consulting with us) at approximately 11:00 a.m., New York time, two London banking days prior to the applicable Interest Reset Date for loans in U.S. dollars to leading banks for a period of three months commencing on that Interest Reset Date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time; provided that if fewer than three quotations are provided as requested, for the period until the next Interest Reset Date, LIBOR will be the same as the rate determined on the immediately preceding Interest Reset Date.

The interest rate in effect from the date of issue to the first Interest Reset Date will be based on three month LIBOR two London banking days prior to the date of issue.

A “London banking day” is any day in which dealings in U.S. dollar deposits are transacted in the London interbank market. “Telerate Page 3750” means the display page so designated on the Telerate Service for the purpose of displaying London interbank offered rates of major banks (or any successor page).

The calculation agent will, upon the request of the holder of any note, provide the interest rate then in effect. The calculation agent is The Bank of New York until such time as we appoint a successor calculation agent. All calculations made by the calculation agent in the absence of willful misconduct, bad faith or manifest error shall be conclusive for all purposes and binding on us and the holders of the notes. We may appoint a successor calculation agent at any time at our discretion and without notice.

All percentages resulting from any calculation of the interest rate with respect to the notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) would be rounded to 9.87654% (or .0987654)), and all dollar amounts in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

Interest on the notes will be calculated on the basis of a 360-day year and the actual number of days in each interest payment period. The interest rate on the notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

The notes will not be redeemable prior to maturity.

We may from time to time, without notice to or consent of the holders of the notes, issue additional notes of the same tenor, coupon and other terms (except for the public offering price and issue date) as the notes, so that such notes and the notes offered hereby will form a single series.

The notes will not have the benefit of a sinking fund.

The terms of the notes do not prevent BellSouth from purchasing notes on the open market.

Reports

We are party to a merger agreement with AT&T. In the merger, a subsidiary of AT&T will merge into us and upon closing of the merger we will be a wholly owned subsidiary of AT&T. The merger is expected to close in the fall of 2006, however, it remains subject to certain conditions. Following the merger we may not be required to file annual, quarterly or current reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. If we do not file such reports, the absence of public financial information about us could make it difficult for you and other investors to value the notes and thereby adversely affect their trading price and the liquidity of any market for the notes.

Ranking

The notes will be senior unsecured obligations of BellSouth and will rank equally with all other senior unsecured and unsubordinated indebtedness of BellSouth.

The notes will be effectively subordinated to any secured indebtedness of BellSouth, to the extent of the value of the assets securing such indebtedness. The indenture permits BellSouth to encumber its assets provided that we likewise secure our outstanding securities, including the notes and any other of our obligations which may be entitled to the benefit of a similar covenant. See “Description of securities — lien on assets” in the accompanying prospectus. BellSouth’s assets consist principally of the stock of and advances to its subsidiaries. Almost all the operating assets of BellSouth and its consolidated subsidiaries are owned by such subsidiaries and BellSouth relies primarily on interest and dividends from such subsidiaries to meet its obligations for payment of principal and interest on its outstanding debt obligations, including guarantees, and corporate expenses. The notes will be structurally subordinated to all obligations, including trade payables, of subsidiaries of BellSouth.

Global Clearance and Settlement Procedures

Investors in the global securities representing any of the notes (the “Global Notes”) may hold a beneficial interest in such Global Notes through The Depository Trust Company (“DTC”), Clearstream Banking, société anonyme (“Clearstream”) or the Euroclear System (“Euroclear”) or through participants. The notes may be traded as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle as set forth below.

Clearstream has advised that it is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”). Clearstream facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (CSSF). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions, to the extent received by the U.S. Depositary (as defined below) for Clearstream, with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear has advised that it was created in 1968 to hold securities for its participants (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions, to the extent received by the U.S. Depositary for Euroclear, with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

Individual certificates in respect of notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with a Global Note or DTC ceases to be a clearing agency registered under the Securities Exchange Act, and in each case we do not appoint a successor clearing system within 90 days after receiving such notice from Euroclear, Clearstream or DTC or on becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of or in exchange for book-entry interests in the notes represented by such Global Note upon delivery of such Global Note for cancellation.

Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Euroclear, Clearstream or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Euroclear and within Clearstream and between Euroclear and Clearstream in accordance with procedures established for these purposes by Euroclear and Clearstream. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the notes between Euroclear and Clearstream and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream and DTC.

Initial Settlement

All Global Notes will be registered in the name of Cede & Co. as nominee of DTC. Investors’ interests in the Global Notes will be represented through financial institutions acting on their behalf as direct and indirect participants in DTC. As a result, Clearstream and Euroclear will hold positions on behalf of their participants through their respective depositaries (each, a “U.S. Depositary”), Citibank, N.A. (“Citibank”) and JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), which in turn will hold such positions in accounts as participants of DTC.

Notes held through DTC will be settled in immediately available funds. Investor securities custody accounts will be credited with their holdings against payment on the settlement date. Notes held through Clearstream or Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global security and no “lock-up” or restricted period. Notes will be credited to the securities custody accounts on the settlement date against payment.

Secondary Market Trading

Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Trading between DTC Participants.  Secondary market trading between DTC participants will be settled in immediately available funds.

Trading between Clearstream and/or Euroclear Participants.  Secondary market trading between Clearstream participants and/or Euroclear participants will be settled using the procedures applicable to conventional eurobonds.

Trading between DTC Seller and Clearstream or Euroclear Purchaser.  When beneficial interests in the Global Notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser will send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. Clearstream or Euroclear will instruct Citibank or JPMorgan Chase, as the case may be, to receive a beneficial interest in the Global Notes against payment. Unless otherwise set forth in this prospectus supplement, payment will include interest accrued on the beneficial interest in the Global Notes so transferred from and including the last interest payment date to and excluding the settlement date, on the basis on which interest is calculated on the Notes. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by Citibank or JPMorgan Chase to the DTC participant’s account against delivery of the beneficial interest in the Global Notes. After settlement has been completed, the beneficial interest in the Global Notes will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Clearstream or Euroclear participant’s account. The securities credit will appear the next day (European time) and the cash debit will be back-valued to, and interest on the beneficial interest in the Global Notes will accrue from, the value date (which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (that is, the trade fails), the Clearstream or Euroclear cash debit will be valued instead as of the actual settlement date.

Clearstream participants and Euroclear participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Clearstream or Euroclear. Under this approach, they may take on credit exposure to Clearstream or Euroclear until the beneficial interests in the Global Notes are credited to their accounts one day later.

As an alternative, if Clearstream or Euroclear has extended a line of credit to them, participants can elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Clearstream participants or Euroclear participants purchasing a beneficial interest in the Global Notes would incur overdraft charges for one day, assuming they cleared the overdraft when the beneficial interests in the Global Notes were credited to their accounts. However, interest on the beneficial interests in the Global Notes would accrue from the value date. Therefore, in many cases the investment income on the Global Notes earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each participant’s particular cost of funds.

Since the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending a beneficial interest in the Global Notes to Citibank or JPMorgan Chase for the benefit of Clearstream participants or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant a cross-market transaction will settle no differently than a trade between two DTC participants.

Trading between Clearstream or Euroclear Seller and DTC Purchaser.  Due to time zone differences in their favor, Clearstream and Euroclear participants may employ their customary procedures in transactions in which a beneficial interest in the Global Notes is to be transferred by the respective clearing system, through Citibank or JPMorgan Chase, to a DTC participant. The seller will send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct Citibank or JPMorgan Chase, as appropriate, to deliver the beneficial interest in the Global Notes to the DTC participant’s account against payment. Payment will include interest accrued on the beneficial interest in the Global Notes from and including the last coupon payment date to and excluding the settlement date on the basis on which interest is calculated on the Global Notes. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, and receipt of the cash proceeds in the Clearstream or Euroclear participant’s account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York). Should the Clearstream or Euroclear participant have a line of credit with its respective clearing system and elect to be in debit in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (that is, the trade fails), receipt of the cash proceeds in the Clearstream or Euroclear participant’s account would instead be valued as of the actual settlement date.

Finally, day traders that use Clearstream or Euroclear and that purchase beneficial interests in the Global Notes from DTC participants for credit to Clearstream participants or Euroclear participants should note that these trades would automatically fail on the sale side unless affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem:

(1) borrowing through Clearstream or Euroclear for one day (until the purchase side of the day trade is reflected in their Clearstream or Euroclear accounts) in accordance with the clearing system’s customary procedures;

(2) borrowing beneficial interests in the Global Notes in the United States from a DTC participant no later than one day prior to settlement, which would give beneficial interests in the Global Notes sufficient time to be reflected in the appropriate Clearstream or Euroclear account in order to settle the sale side of the trade; or

(3) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Clearstream participant or Euroclear participant.

Although DTC, Clearstream, and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in the Global Notes among participants of DTC, Clearstream, and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Governing Law

The indenture and the notes will be governed by the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following are the material United States federal tax consequences of ownership and disposition of the notes. This discussion only applies to notes that meet all of the following conditions:

•	they are purchased by those initial holders who purchase notes at the “issue price”, which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

•	they are held as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding notes as part of a hedge or other integrated transaction;

•	United States Holders (as defined below) whose functional currency is not the U.S. dollar;

•	a “regulated investment company” as defined in Code Section 851;

•	a “real estate investment trust” as defined in Code Section 856;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

•	a trader in securities who elects to apply a mark-to-market method of tax accounting;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

•	persons subject to the alternative minimum tax.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein. Persons considering the purchase of notes are urged to consult their tax advisers with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to United States Holders

As used herein, the term “United States Holder” means a beneficial owner of a note that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to United States federal income taxation regardless of its source;

The term United States Holder also includes certain former citizens and residents of the United States.

It is expected that the notes will be issued without original issue discount for United States federal income tax purposes. Accordingly, interest paid on the notes will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with his method of accounting for U.S. federal income tax purposes. Upon the sale, exchange or other disposition of the notes, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and his adjusted tax basis in the notes. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest income as described above. In general, gain or loss realized on the sale, exchange or other disposition of the notes will be capital gain or loss and will be long term capital gain or loss if at the time of the sale, exchange or other disposition the notes have been held for more than one year.

Backup Withholding and Information Reporting

Information returns will be filed with the Internal Revenue Service in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A United States Holder will be subject to United States backup withholding tax on these payments if the United States Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against the United States Holder’s United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Tax Consequences to Non-United States Holders

As used herein, the term “Non-United States Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	an individual who is classified as a nonresident for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-United States Holder” does not include a Holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a Holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

Subject to the discussion below concerning backup withholding:

•	payments of principal, interest and premium on the notes by the Company or any paying agent to any Non-United States Holder will not be subject to United States federal withholding tax, provided that, in the case of interest, (i) the holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership and is not a bank receiving certain types of interest; and, (ii) the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below;

•	a Non-United States Holder of a note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such note, unless the gain is effectively connected with the conduct by the holder of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise.

Certification Requirement

Interest will not be exempt from withholding tax unless the beneficial owner of that note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name and address or otherwise satisfies applicable documentation requirements.

If a Non-United States Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business, the Non-United States Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be taxed in the same manner as a United States Holder (see “Tax Consequences to United States Holders” above), subject to an applicable income tax treaty providing otherwise, except that the holder will be required to provide to the Company a properly executed Internal Revenue Service Form W-8ECI in order to claim an exemption from withholding tax. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes including the possible imposition of a 30% branch profits tax.

United States Federal Estate Tax

Individual Non-United States Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note or coupon will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the note, if received by the decedent at the time of death, would have been:

•	subject to United States federal withholding tax (even if the W-8BEN certification requirement described above were satisfied); or

•	effectively connected to the conduct by the holder of a trade or business in the United States.

Backup Withholding and Information Reporting

Information returns will be filed with the United States Internal Revenue Service in connection with payments on the notes. Unless the Non-United States Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the United States Internal Revenue Service in connection with the proceeds from a sale or other disposition and the Non-United States Holder may be subject to United States backup withholding tax on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-United States Holder will be allowed as a credit against the Non-United States Holder’s United States federal income tax liability and may entitle the Non-United States Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are acting as joint bookrunners for the offering of notes. Subject to the terms and conditions set forth in the underwriting agreement dated August   , 2006, we have agreed to sell to the underwriters named below (the “underwriters”), and the underwriters have severally agreed to purchase from us, the respective principal amounts of the notes set forth below opposite their names.

Principal
Underwriter	Amount

Goldman, Sachs & Co.	$
J.P. Morgan Securities Inc.

Total	$

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the notes are subject to certain conditions. If the underwriters take any of the notes, then the underwriters are obligated to take and pay for all of the notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to     % of the principal amount of the notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $200,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of any such liabilities.

The notes are new issues of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may over-allot in connection with the offering of the notes, creating a syndicate short-position bid. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities and may end any of them at any time.

In addition, in the ordinary course of business, the underwriters and their affiliates have provided in the past and may provide in the future investment banking, commercial lending, financial advisory and/or other services to us and our affiliates and have received, and expect to receive, customary fees in connection therewith.

Each underwriter has represented, warranted and agreed that: (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to the Company; and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The underwriters have represented to us and agreed with us that they have not made and will not make an offer of the notes to the public in any member state of the European Economic Area which has implemented the Prospectus Directive (a “Relevant Member State”) from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive. However, the underwriters may make an offer of the notes to the public in that Relevant Member State at any time on or after the Relevant Implementation Date to:

•	legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, the corporate purpose of which is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year or (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000 as shown on its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of the above information, the expression an “offer of the notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable any investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means the Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement and the related prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the related prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

Stacey K. Geer, Chief Securities Counsel of BellSouth, is rendering an opinion regarding the legality of the notes.

On behalf of the underwriters, Davis Polk & Wardwell is rendering an opinion regarding certain legal matters in connection with the offering of the notes.

EXPERTS

The audited consolidated financial statements, except as they relate to Cingular Wireless LLC, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of BellSouth Corporation for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, and with respect to the financial statements of Cingular Wireless LLC by Ernst & Young LLP, independent registered public accounting firms, given on the authority of said firms as experts in auditing and accounting.

The consolidated financial statements of Cingular Wireless LLC included in BellSouth Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference which, as to the years ended December 31, 2004 and 2003, are based in part on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The consolidated financial statements of AT&T incorporated by reference in AT&T’s Annual Report (Form 10-K) for the year ended December 31, 2005 (including schedules appearing therein), and AT&T management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 incorporated by reference therein, both of which are incorporated by reference into this prospectus supplement because they are incorporated by reference into the proxy statement dated June 2, 2006 that is incorporated by reference into this prospectus supplement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included and incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of AT&T Corp. incorporated by reference into the BellSouth Corporation proxy statement dated June 2, 2006, by reference to Exhibit 99.3 to AT&T Inc.’s Current Report on Form 8-K filed November 21, 2005, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Omnipoint Facilities Network II, LLC, not separately presented in this document, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm whose report thereon is incorporated by reference herein. Such financial statements, to the extent they have been included in the financial statements of GSM Facilities, LLC, have been so incorporated in reliance on the report of such independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

BellSouth is subject to the informational requirements of the Securities Exchange Act of 1934 and files reports and other information with the SEC. You may read and copy these reports at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) 732-0330. In addition, the SEC maintains an Internet site that contains reports and other information regarding BellSouth (http://www.sec.gov).

We have registered these securities with the SEC (No. 333-117772) under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You may obtain copies of the registration statement, including exhibits, as discussed in the first paragraph.

The SEC allows us to “incorporate by reference” into this prospectus required information on file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. We have filed the following documents with the SEC (File No. 1-8607) and those documents are incorporated by reference into this prospectus:

(1) Annual Report on Form 10-K for the year ended December 31, 2005;

(2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;

(3) Current Reports on Form 8-K filed on January 13, 2006, January 27, 2006, March 3, 2006, March 6, 2006, March 9, 2006, June 7, 2006 and July 21, 2006; and

(4) Current Reports on Form 8-K/A filed on March 13, 2006 and April 6, 2006.

All documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of any series of debt securities will be incorporated by reference in this prospectus and will be a part of it from the date of filing of such documents.

You may obtain copies of the above documents upon request without charge from the office of the Controller of BellSouth, 1155 Peachtree Street, N.E., 15G03, Atlanta, Georgia 30309-3610 (telephone number 404-249-2000).

$8,500,000,000

BellSouth Corporation

Debt Securities

BellSouth may periodically offer these securities. The supplements to this prospectus will describe the specific terms of these securities. You should read this prospectus and any supplements carefully before you invest.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 20, 2004

ABOUT THIS PROSPECTUS

You may rely on the information contained in this prospectus but should not assume the information is accurate after the date of this prospectus, even if it is delivered subsequently for any purpose. Neither we nor any underwriter has authorized anyone else to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $8,500,000,000.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

BellSouth is subject to the informational requirements of the Securities Exchange Act of 1934 and files reports and other information with the SEC. You may read and copy these reports at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) 732-0330. In addition, the SEC maintains an Internet site that contains reports and other information regarding BellSouth (http://www.sec.gov).

We have registered these securities with the SEC (No. 333-117772) under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You may obtain copies of the registration statement, including exhibits, as discussed in the first paragraph.

The SEC allows us to “incorporate by reference” into this prospectus required information on file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. We have filed the following documents with the SEC (File No. 1-8607) and those documents are incorporated by reference into this prospectus:

(1) Annual Report on Form 10-K for the year ended December 31, 2003;

(2) Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2004; and

(3) Current Reports on Form 8-K dated February 17 (as amended by Form 8–K/A dated February 18), March 10, April 7, June 28, July 30 and August 11, 2004.

All documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of any series of debt securities will be incorporated by reference in this prospectus and will be a part of it from the date of filing of such documents.

You may obtain copies of the above documents upon request without charge from the office of the Controller of BellSouth, 1155 Peachtree Street, N.E., 15G03, Atlanta, Georgia 30309-3610 (telephone number 404-249-2000).

BELLSOUTH CORPORATION

BellSouth Corporation is a Fortune 100 communications company headquartered in Atlanta, Georgia and a parent company of Cingular Wireless, the nation’s second largest wireless voice and data provider.

Backed by award winning customer service, BellSouth offers the most comprehensive and innovative package of voice and data services available in the market. Through BellSouth Answerssm, residential and small business customers can bundle their local and long distance service with dial up and high speed DSL Internet access, satellite television and Cingular®Wireless service. For businesses, BellSouth provides secure, reliable local and long distance voice and data networking solutions. BellSouth also offers online and directory advertising through BellSouth® RealPages.comsm and The Real Yellow Pages®.

More information about BellSouth can be found at www.bellsouth.com.

We were incorporated in 1983 under the laws of the State of Georgia and have our principal executive offices at 1155 Peachtree Street, N.E., Atlanta, Georgia 30309-3610 (telephone number 404-249-2000).

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the unaudited historical ratios of earnings to fixed charges of BellSouth and its subsidiaries.

Six Months
Ended June 30,		Year Ended December 31,
2004	2003	2003	2002	2001	2000	1999

7.16	5.39	5.68	5.03	3.98	5.36	5.99

For the purpose of calculating the ratio of earnings to fixed charges, earnings consists of:

•	Income from continuing operations before deduction for taxes and interest;

•	Portion of rental expense representative of the interest factor;

•	Equity in losses from less-than-50% owned investments; and

•	Excess of earnings over distributions of less-than-50% owned investments.

For the purpose of calculating the ratio of earnings to fixed charges, fixed charges consists of:

•	Interest; and

•	Portion of rental expense representative of the interest factor.

USE OF PROCEEDS

Unless otherwise specified in the prospectus supplement, we will use the proceeds from the sale of debt securities for the following purposes:

•	To provide funds to repay our long- and short-term debt, if any;

•	To provide the funds we need to diversify our activities;

•	To provide funds for our subsidiaries; and

•	To provide funds for our general corporate purposes.

We will describe the specific use of proceeds from the sale of debt securities in the prospectus supplement. We may raise funds through the sale of debt securities in the United States, European and overseas markets.

DESCRIPTION OF SECURITIES

The following description sets forth certain general terms and provisions of the securities and the form of indenture. You may obtain a copy of the indenture as described in “Where You Can Find More Information” on page 2. Particular sections of the indenture are cited parenthetically.

General

The securities will be issued under an indenture between BellSouth and the trustee named therein. We have executed indentures dated as of August 15, 2001 with each of The Bank of New York, The Chase Manhattan Bank, SouthTrust Bank and SunTrust Bank, as trustee, and we have executed an indenture dated as of August 13, 2004 with Regions Bank, as trustee. The prospectus supplement for each offering of securities will name the trustee for that offering and will describe the specific terms of the debt securities offered through that prospectus supplement. BellSouth and certain of its affiliates maintain banking relationships in the ordinary course of business with the trustees and certain of their affiliates.

The indenture does not limit the amount of securities that may be issued, and securities may be issued as authorized from time to time by our Board of Directors, by a company order signed by two of our officers or by a supplemental indenture. All of the securities of a series do not need to be issued at the same time and, unless the prospectus supplement provides otherwise, a series may be reopened for additional issuances of securities of such series. The securities will be unsecured general obligations and will rank equally with our other outstanding debt.

Global Securities

Form and Exchange

We will normally issue the securities in book-entry only form, which means that they will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York (“DTC”), or its nominee. We will refer to this form here and in the prospectus supplement as “book-entry only.”

Alternatively, we may issue the securities in certificated form registered in the name of the holder. Under these circumstances, holders may receive certificates representing the securities. Securities in certificated form will be issued only in increments of $1,000 and multiples of $1,000 and will be exchangeable without charge except for reimbursement of taxes or other governmental charges, if any. We will refer to this form as “certificated.”

If we issue original issue discount (“OID”) securities, we will describe the special United States federal income tax and other considerations of a purchase of such securities in the prospectus supplement. OID securities are issued at a substantial discount below their principal amount because they pay no interest or pay interest that is below market rates at the time of issuance.

Book-Entry Only Procedures

The following discussion pertains to securities that are issued in book-entry only form.

We would issue one or more global securities to DTC or its nominee. DTC would keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. The participant would then keep a record of its clients who purchased the securities. A global security is not transferable, except that DTC, its nominees and their successors may transfer an entire global security to one another.

Under book-entry only, we would not issue certificates to individual holders of the securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

DTC has provided us with the following information. DTC is:

• a limited-purpose trust company organized under the New York Banking Law;

• a “banking organization” within the meaning of the New York Banking Law;

• a member of the United States Federal Reserve System;

• a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

• a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants’ accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

We will wire principal and interest payments to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, neither we nor the trustee will have any responsibility or liability to pay amounts due on the securities, or to furnish any information, directly to owners of beneficial interests in the global securities.

It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records as of the record date for such payment. In addition, it is DTC’s current practice to assign any consenting or voting rights to participants, whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interest, as is the case with securities held for the account of customers registered in “street name.” However, these payments will be the responsibility of the participants and not of DTC, the trustee or us.

Securities represented by a global security would be exchangeable for securities represented by certificates with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and we do not appoint a successor depository within 90 days; or

•	we instruct the trustee that the securities will not be represented by a global security; or

•	an event of default has occurred and is continuing.

Lien on Assets

The indenture does not restrict us from encumbering our assets. However, if we encumber our assets, we will likewise secure outstanding securities, and any other of our obligations, which may be entitled to the benefit of a similar covenant. This covenant does not apply to purchase-money liens, to deposits or pledges under workers’ compensation, unemployment insurance or other laws or to secure judicial or other statutory obligations. Our affiliates may mortgage, pledge or subject their property or assets to any lien without restriction. (Section 4.02)

Successor Entities

We may not consolidate with or merge into, or transfer or lease our property and assets substantially as an entirety to, another entity unless the successor entity is a United States corporation which assumes all our obligations under the securities and the indenture. In addition, we cannot enter into any of these transactions if immediately after the transaction a default or event of default would occur under the indenture. If these conditions are satisfied, except in the case of a lease, all of our obligations under the indenture and the securities will terminate. (Section 5.01)

Events of Default

The following would be events of default under the indenture regarding a series of securities:

•	default in the payment of interest on any security of such series for 90 days;

•	default in the payment of the principal of any security of such series;

•	failure by us to comply with any of our other agreements relating to the securities of such series for more than 90 days after receiving notice of such default from the trustee or the holders of 25% in principal amount of the outstanding securities of that series; and

•	certain events of bankruptcy or insolvency relating to us.

A payment default regarding one series would not create a cross-default with regard to any other series of securities issued under that indenture. (Section 6.01) If an event of default occurs and is continuing regarding the securities of any series, the trustee or the holders of at least 25% in principal amount of all of the outstanding securities of that series may declare the principal (or, if the securities of that series are OID securities, such portion of the principal amount as may be specified in the terms of that series) of, and any accrued interest on, all the securities of that series to be due and payable. Securities of all other series would be unaffected. Upon declaration, such principal (or, in the case of OID securities, such specified amount) and interest would become due and payable immediately. (Section 6.02)

Securityholders may not enforce the indenture or the securities, except as provided in the indenture. (Section 6.06) The trustee may require indemnity before it enforces the indenture or the securities (Section 7.01(e)) Subject to certain limitations, holders of a majority in principal amount of the securities of each series affected may direct the trustee in its exercise of any trust power regarding securities of that series. (Section 6.05) The trustee may withhold from securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interest. (Section 7.05)

Amendment And Waiver

Subject to certain exceptions, we may amend or supplement the indenture and the securities by agreement between us and the trustee with the consent of the holders of a majority in principal amount of the outstanding securities of each affected series. Also, we may be excused from complying with an obligation under the indenture with the consent of the holders of a majority in principal amount of outstanding securities of each affected series. However, without the consent of each securityholder affected, an amendment or waiver may not:

•	reduce the amount of securities whose holders must consent to an amendment or waiver;

•	reduce the rate of, or change the time for payment of, interest on any security;

•	reduce the principal of, or change the fixed maturity of, any security;

•	waive a default in the payment of principal of or interest on any security;

•	make any security payable in money other than that stated in the security; or

•	impair the right to institute suit for the enforcement of any payment on or with respect to any securities.

We and the trustee may agree to amend or supplement the indenture without the consent of any securityholder:

•	to cure any ambiguity, defect or inconsistency in the indenture or in the securities of any series;

•	to provide for the issuance of, and establish the form, terms and conditions of, a series of securities or to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of securities;

•	to secure the securities under the circumstances described under “Lien on Assets” on page 5;

•	to provide for the assumption of all of our obligations under the securities and the indenture in connection with a merger, consolidation or transfer or lease of our property and assets substantially as an entirety as provided for in the indenture;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to add to rights of securityholders or surrender any right or power conferred on us; or

•	to make any change that does not adversely affect the rights of any securityholder. (Section 9.01)

PLAN OF DISTRIBUTION

We may sell the securities directly to purchasers, through agents, through dealers, through underwriters or through a combination of those methods.

The securities may be distributed from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with the sale of securities, underwriters or agents may receive discounts, concessions or commissions from us or from purchasers for whom they may act as agents. Underwriters may sell securities to or through dealers, and such dealers may receive discounts, concessions or commissions from the underwriters or from purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may all have the status of underwriters under the Securities Act of 1933. The prospectus supplement will identify any underwriter or agent and describe any compensation paid by us.

We may agree to indemnify underwriters and other persons against certain civil liabilities, including liabilities under the Securities Act of 1933.

LEGAL OPINIONS

Stacey K. Geer, Chief Securities Counsel of BellSouth, is rendering an opinion regarding the legality of the securities.

On behalf of dealers, underwriters or agents, Davis Polk & Wardwell is rendering an opinion regarding certain legal matters in connection with the offering of the securities.

EXPERTS

The audited consolidated financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference to BellSouth Corporation’s Current Report on Form 8-K dated July 30, 2004, except as they relate to Cingular Wireless LLC, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, and, insofar as they relate to Cingular Wireless LLC, by Ernst & Young LLP, an independent registered public accounting firm, whose reports thereon are incorporated by reference herein. Such financial statements have been so incorporated in reliance on the reports of such independent registered public accounting firms, given on the authority of such firms as experts in auditing and accounting.

Joint Bookrunners

Goldman, Sachs & Co.	JPMorgan